To the Board of Directors of

Greenpro Capital Corp.

We consent to the inclusion in the foregoing Amendment No.1 to Registration Statement of Greenpro Capital Corp. (the “Company”) on Form S-1/A (No. 333-219625) of our report dated March 27, 2017, relating to our audits of the consolidated balance sheets as of December 31, 2016 and 2015, and the consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach

September 6 , 2017